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Rider -- Disability Waiver of Monthly Deduction and Disability Monthly Premium
         Deposit Agreement

The Penn Mutual Life Insurance Company agrees, subject to the provisions of this supplemental agreement, to provide the Disability Waiver of Monthly Deductions Benefit and to provide the Disability Monthly Premium Deposit Benefit. This supplemental agreement is a part of the policy to which it is attached. It is subject to all of the provisions of the policy unless stated otherwise in this agreement.

This Agreement provides for the waiver of the Monthly Deductions for this policy and the monthly deposit of the Stipulated Premium to this policy. The Monthly Deductions will be waived and the Stipulated Premium will be deposited as stated below upon receipt by Penn Mutual of due proof of the total disability of the Insured and due proof that the total disability:
(a) began while this agreement was in force prior to the anniversary of this policy which is nearest to the Insured's 65th birthday;
(b) has continued without interruption for four months during the life of the Insured; and
(c) if this agreement was issued prior to the Insured's age five, began on or after the anniversary of this policy which is nearest to the Insured's fifth birthday.

Waiver of Monthly Deductions--The Monthly Deductions will be waived as follows:
(1) If the total disability of the Insured begins prior to the anniversary of this policy which is nearest to the Insured's 60th birthday, the Monthly Deductions will be waived during the continuance of the total disability.
(2) If the total disability of the Insured begins on or after the anniversary of this policy which is nearest to the Insured's 60th birthday, the Monthly Deductions will be waived during the continuance of the total disability until the policy anniversary nearest to the Insured's 65th birthday or, if longer, during the first two years after the date that the disability begins.

Monthly Deductions after the date that the total disability of the Insured begins but before it has continued for four months will be deducted from the Policy Value as stated in this policy. If Monthly Deductions are waived because of the total disability of the Insured, Monthly Deductions for the period beyond the end of the policy month in which that disability began will be credited to the Policy Value. However, no Monthly Deductions for a period more than one year prior to the time that the notice of claim is given to Penn Mutual at its Home Office will be waived or credited to the Policy Value unless it is shown that the notice of claim was given as soon as was reasonably possible.

If the total disability of the Insured begins during a grace period, a premium sufficient to cover the Monthly Deductions for the grace period must be paid to Penn Mutual before any Monthly Deductions will be waived.

Deposit of Stipulated Premium--The amount of the Disability Monthly Premium Deposit Benefit will be the Stipulated Premium shown on Page 3 of the policy. The Stipulated Premium may be increased only if (i) The Specified Amount has been increased in accordance with the provisions of the Policy Changes section of this policy, and (ii) evidence of insurability satisfactory to Penn Mutual has been submitted. Any increase in the Stipulated Premium must be at least equal to Penn Mutual's then current minimum.

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The Stipulated Premium will be deposited to the policy as follows:
(1) If the total disability of the Insured begins prior to the anniversary of this policy which is nearest to the Insured's 60th birthday, the Stipulated Premium will be deposited each month during the continuance of the total disability until the policy anniversary nearest to the Insured's 70th birthday.
(2) If the total disability of the Insured begins on or after the anniversary of this policy which is nearest to the Insured's 60th birthday, the Stipulated Premium will be deposited each month during the continuance of the total disability until the policy anniversary nearest to the Insured's 65th birthday or, if longer, during the first two years after the date that the disability begins.

Stipulated Premium Benefits, beginning with the first day of the policy month which is coincident with or next following the date that the total disability begins and before a claim for monthly deposit of Stipulated Premiums is approved by Penn Mutual, will be deposited in one sum at the time that the disability claim is approved. However, no benefits will be deposited for a period which is more than one year prior to the time that the notice of claim is given to Penn Mutual at its Home Office unless it is shown that the notice of claim was given as soon as was reasonably possible.

If, at the time that a claim for Waiver of Monthly Deductions and Monthly Deposit of Stipulated Premiums is approved by Penn Mutual, the Specified Amount under this policy includes the Policy Value, it will be changed so that the Specified Amount does not include the Policy Value. Such change will be in accordance with the provisions of the Policy Changes section of this policy.

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Disability Waiver of Monthly Deduction and Disability Monthly Premium Deposit
Agreement (continued)

Total Disability Defined--As used in this agreement, total disability of the Insured means an incapacity of the Insured which:
(a) results from bodily injury or disease; and
(b) prevents the Insured from performing substantially all of the work which pertains to an occupation.

The term occupation means:

(a) during the first 24 months of the disability, the Insured's own occupation; and
(b) after the first 24 months of the disability, any occupation for which the Insured is suited by education, training or experience.

The total and irrecoverable loss by the Insured of any of the following will be considered to be total disability even though the Insured may be able to work at an occupation:
(a) the sight of both eyes;
(b) the use of both hands or of both feet;
(c) the use of one hand and one foot;
(d) speech; or
(e) hearing.

Risks Not Assumed--Monthly Deductions will not be waived and Stipulated Premium will not be deposited if the total disability of the Insured results from:
(a) war or an act of war while the Insured is in the military, naval or air force of any country, group of countries or international organization; or
(b) injuries which were willfully and intentionally self-inflicted.

The term war, as used above, includes declared war and armed aggression by one or more countries which is resisted on the orders of any other country, group of countries or international organization.

Notice of Claim and Proof of Total Disability -- Monthly Deductions will be waived and Stipluated Premium will be deposited only if a written notice of claim and due proof of the total disability of the Insured are given to Penn Mutual at its Home Office. The notice and the proof must be given:
(a) during the life of the Insured and during the continuance of the disability; and
(b) not more than one year after the time that this agreement terminates.

The failure to give the notice and the proof will not invalidate or reduce a claim if it is shown that the notice and the proof were given as soon as was reasonably possible.

Penn Mutual may require due proof of the continuance of the total disability of the Insured. At reasonable intervals, a medical examination of the Insured by a medical examiner who is named by Penn Mutual may be required. Any such examination will be at Penn Mutual's expense. Such proof or examination will not be required more often than once a year after the total disability of the Insured has continued for two years. The failure to give such proof or to submit to such examinations will cause the benefits under this agreement to cease.

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If the Insured is totally disabled on the anniversary of this policy which is nearest to the insured's 65th birthday and if the benefits have been provided under this agreement for the five years prior to that anniversary, no further proof will be required.

Cost of Insurance--The Cost of Insurance for the Disability Waiver of Monthly Deduction Benefit is determined on a monthly basis. The Cost of Insurance for a policy month is calculated as (a) multiplied by the result of (b) minus (c), where:
(a) is the Cost of Insurance Rate for the Disability Waiver of Monthly Deductions benefit;
(b) is the Basic Death Benefit under this policy at the beginning of the policy month divided by 1.0032737; and
(c) is the Policy Value of this policy at the beginning of the policy month.

The Cost of Insurance for the Disability Monthly Premium Deposit Benefit is determined on a monthly basis. The Cost of Insurance for a policy month is calculated as (a) multiplied by (b) where
(a) is the Cost of Insurance Rate for the Disability Monthly Premium Deposit benefit; and
(b) is the Stipulated Premium shown on Page 3.

The Cost of Insurance Rate for the Disability Waiver of Monthly Deductions benefit and the Disability Monthly Premium Deposit benefit are based on the attained age, sex and rate class of the Insured. Cost of Insurance Rates will be determined by Penn Mutual based on expectations as to future experience. However, these rates will not exceed those shown in the Additional Policy Specifications.

Incontestability--This agreement will be incontestable after it has been in force during the life of the Insured for two years from its date of issue except as to total disability of the Insured which begins prior to the end of such two year period.

Termination--This agreement will terminate upon:
(a) the anniversary of this policy which is nearest to the Insured's 65th birthday; provided that such termination will not affect any benefit which is payable because of a total disability of the Insured which began prior to that anniversary;
(b) lapse of this policy;
(c) the date of the death of the Insured;
(d) surrender of this policy;
(e) expiry of this policy; or
(f) the Monthly Anniversary that coincides with or next follows (i) the receipt at the Home Office of a written request by the Owner to terminate this agreement, and (ii) the return of this policy for appropriate endorsement.

Date of Issue--The date of issue of this agreement is the same as the Date of Issue of this policy unless another date of issue is shown below.


/s/ Robert E. Chappell
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Chairman and Chief Executive Officer